Exhibit 99.1

Zogenix Enters $30 Million Royalty Financing Agreement

With Cowen Healthcare Royalty Partners

Includes an Additional $1.5 Million Equity Investment

SAN DIEGO, Calif., June 30, 2011 — Zogenix, Inc. (NASDAQ: ZGNX), a pharmaceutical company commercializing and developing products for the treatment of central nervous system disorders and pain, announced today that it has entered into a $30 million royalty financing agreement with Cowen Healthcare Royalty Partners II, L.P. (“Cowen Royalty”). In addition, Cowen Royalty will make an equity investment of $1.5 million in Zogenix common stock and will receive warrants exercisable for 10 years into 225,000 shares of Zogenix common stock at an exercise price of $9.00 per share.

Under the terms of the structured royalty financing agreement, Cowen Royalty will invest $30 million in exchange for 5%, stepping down to 0.5%, of worldwide annual net sales of SUMAVEL® DosePro®, Zohydro™ (hydrocodone bitartrate) extended-release capsules (previously known as ZX002) and other products developed or marketed by Zogenix, co-promotion revenue and out-license revenues generated by Zogenix during the agreement term, subject to certain exclusions. Cowen Royalty will also receive fixed payments totaling $30 million, the last of which is payable in the first quarter of 2017, with the royalty obligation continuing through the first quarter of 2018. Concurrent with this agreement, Zogenix amended its $25 million term loan with Oxford Finance Corporation and Silicon Valley Bank to defer principal repayment to February 1, 2012, eliminating $3.7 million of principal payments in 2011.

Roger Hawley, Chief Executive Officer of Zogenix commented, “We are very pleased to announce this royalty financing with Cowen Royalty. We believe this financing structure provides us with minimally dilutive capital which enables us to continue executing our operating plan. We are presently driving continued adoption of SUMAVEL DosePro, completing Phase 3 clinical development for Zohydro in anticipation of a New Drug Application (NDA) filing by early 2012, and leveraging our DosePro delivery platform for additional CNS products.”

Todd C. Davis, Managing Director of Cowen Royalty, stated, “Zogenix is ideally positioned to address unmet needs in the CNS and pain markets with its currently promoted product, SUMAVEL DosePro, which addresses the multi-billion dollar migraine market, as well as its development pipeline. Our investment with Zogenix fits our strategy of focusing on unique commercial stage products and companies with attractive risk/reward profiles.”

Leerink Swann LLC acted as financial advisor to Zogenix for this financing. Additional details on the agreement can be found in the Current Report on Form 8-K that will be filed by Zogenix with the Securities and Exchange Commission on or about the date hereof.

About Zogenix

Zogenix, Inc. (NASDAQ: ZGNX), with offices in San Diego and Emeryville, California, is a pharmaceutical company commercializing and developing products for the treatment of central nervous system disorders and pain. Zogenix’s first commercial product, SUMAVEL DosePro (sumatriptan injection) Needle-free Delivery System, was launched in January 2010 for the acute treatment of migraine and cluster headache. Zogenix’s lead product candidate, Zohydro (hydrocodone bitartrate), is a novel, oral, single-entity extended-release capsule formulation currently in Phase 3 clinical trials for the treatment of moderate to severe chronic pain in patients requiring around-the-clock opioid therapy. For additional information, please visit www.zogenix.com.

About Cowen Healthcare Royalty Partners

Cowen Healthcare Royalty Partners is a global healthcare investment firm with more than $1.2 billion under management. The Firm invests principally in commercial-stage healthcare companies and products through drug royalty acquisitions and structured financings. Cowen Royalty’s investment team has over 100 years of healthcare related experience including principal investing, structured finance, healthcare industry senior management, Wall Street research and consulting, and scientific and clinical experience. For more information, visit www.cowenroyalty.com.

Forward Looking Statements

Zogenix cautions you that statements included in this press release and the conference call that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding: the continued adoption of SUMAVEL DosePro, the completion of the Phase 3 clinical trials for Zohydro, the filing of an NDA for Zohydro and the potential to add new products that may be paired with the DosePro delivery platform. The inclusion of forward-looking statements should not be regarded as a representation by Zogenix that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in Zogenix’s business, including, without limitation: the market potential for migraine treatments, and Zogenix’s ability to compete within that market; inadequate therapeutic efficacy or unexpected adverse side effects relating to SUMAVEL DosePro that could prevent its ongoing commercialization, or that could result in recalls or product liability claims; Zogenix’s dependence on its collaboration with Astellas Pharma US, Inc. to promote SUMAVEL DosePro; the impact of any inability to raise sufficient capital to fund ongoing operations; the ability of Zogenix to ensure adequate and continued supply of SUMAVEL DosePro to successfully meet anticipated market demand; the progress and timing of Zogenix’s clinical trials; the potential that earlier clinical trials may not be predictive of future results; the potential for Zohydro to receive regulatory approval on a timely basis or at all; the potential for adverse safety findings relating to Zohydro to delay or prevent regulatory approval or commercialization; the ability of Zogenix and its licensors to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its products and product candidates and the ability to operate its business without infringing the intellectual property rights of others; and other risks described in Zogenix’s filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Zogenix undertakes no obligation to revise or update this presentation to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Zohydro is a trademark and SUMAVEL and DosePro are registered trademarks of Zogenix, Inc.

# # #

INVESTORS:

Zack Kubow | The Ruth Group

646.536.7020 | zkubow@theruthgroup.com

MEDIA:

Jason Rando | The Ruth Group

646.536.7025 | jrando@theruthgroup.com